[Sun Life (U.S.) letterhead]

_______ __, 2003

VIA FIRST CLASS MAIL

Dear _______:

Attached, for your signature, is a novation to your current Participation Agreement dated __________ __, ____, by and between Keyport Life Insurance Company ("Keyport"), on its own behalf and on behalf of Variable Account A of Keyport (the "Separate Account") and UBS Series Trust (formerly Mitchell Hutchins Series Trust) (the "Novation"). A novation is a mechanism by which parties to an underlying agreement (here, the Participation Agreement) may make a substitution of one or more of the parties to that agreement quickly and efficiently, without disruption of normal business flow and without the need to enter into a new agreement.

This Novation will not alter the terms of the current Participation Agreement; rather, it merely provides for Sun Life Assurance Company of Canada ("Sun Life (U.S.)") to replace Keyport as a party to the Participation Agreement. Sun Life (U.S.) will be the surviving company following its merger with Keyport (the "Merger"). As a practical matter, this Novation will not cause any interruption in business or in the purchase or redemption of fund shares by the Separate Account under the current Participation Agreement. The purpose of this Novation is to document Sun Life (U.S.), on its own behalf and on behalf of the Separate Account, becoming a party to the Participation Agreement in place of Keyport, and the Separate Account continuing to purchase and redeem fund shares on the same terms as are in effect prior to the Merger.

Please sign this Novation in the space provided and return it as soon as possible. The Merger is scheduled to close on [December 31, 2003], and the Novation will be effective as of the closing date of the Merger. Thus, in any event, we will presume that any purchases or redemptions made after the effective date of this Novation indicate your acceptance of Sun Life (U.S.)'s assumption of Keyport's rights and obligations under the Participation Agreement.

Very truly yours,

Novation to Participation Agreement

WHEREAS, on __________ __, ____, a Participation Agreement (the "Agreement") was entered into by and among Keyport Life Insurance Company ("Keyport"), on its own behalf and on behalf of Variable Account A of Keyport (the "Separate Account") and UBS Series Trust (formerly Mitchell Hutchins Series Trust) (the "Trust") whereby Keyport issues certain variable annuity contracts (the "Contracts") and the Trust acts as the underlying investment vehicle of such contracts. A copy of the Agreement is attached hereto and made a part hereof. The Agreement, by its terms, provides for amendment upon the written agreement of all parties; and

WHEREAS, the closing of the merger of Keyport with and into Sun Life Assurance Company of Canada ("Sun Life (U.S.)"), with Sun Life (U.S.) as the surviving company (the "Merger") is currently scheduled for [December 31, 2003];

It is therefore agreed:

1.	Substitution of Party - The Agreement is amended to provide for Sun Life (U.S.) to act as the issuer of the Contracts in substitution of Keyport.

2.	Change of Name - The Agreement is amended to reflect the change of the name of the Separate Account to "Keyport Variable Account A."

3.	Funds Available - The Agreement is amended to change the name of the available Funds in Appendix B to UBS Global AM Tactical Allocation Portfolio.

4.	Performance of Duties - Sun Life (U.S.) hereby assumes and agrees to perform the duties previously performed by Keyport under the Agreement.

5.	Assumption of Rights - Sun Life (U.S.) hereby assumes the rights previously held by Keyport under the Agreement.

6.

Effective Date - This Novation shall take effect as of the actual closing date of the Merger, and such effectiveness is conditioned upon the closing of the Merger. Sun Life (U.S.) will notify the other parties hereto of any change in the scheduled closing date and of the actual closing date.

In witness whereof the parties have signed this instrument.

Executed this _____ day of _______, 2003.

Keyport Life Insurance Company

By:_______________________

UBS Series Trust

By:_______________________

Sun Life Assurance Company of Canada (U.S.)

By:________________________